Exhibit (h)(2)

ACCOUNTING SERVICES AGREEMENT

         THIS AGREEMENT, effective April 30, 2009, is entered into by and between Ivy Funds Variable Insurance Portfolios ("Trust"), a Delaware statutory Trust, and Waddell & Reed Services Company, a Missouri corporation ("WRSCO").

WITNESSETH:

         WHEREAS, the Trust wishes to appoint WRSCO to be its Accounting Services Agent and to perform certain administrative services with respect to each of its series listed in Appendix A (each, a "Fund") upon and subject to the terms and provisions of this Agreement;

         NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

         A.         Appointment of WRSCO as Accounting Services Agent for the Trust; Acceptance.

                  (1) The Trust hereby appoints WRSCO to act as Accounting Services Agent for the Funds upon and subject to the terms and provisions of this Agreement.

                  (2) WRSCO hereby accepts the appointment as Accounting Services Agent for the Funds and agrees to act as such, upon and subject to the terms and provisions of this Agreement.

         B.         Duties of WRSCO.

                  WRSCO shall perform such duties as set forth in this Paragraph B as agent for and on behalf of the Trust.

                  (1) WRSCO shall at its expense provide bookkeeping and accounting services and assistance, including, in particular, the following administrative services as are required by the Funds:

      maintaining the registration or qualification of the Funds and their shares under state "Blue Sky" or securities laws and regulations, provided that the Funds shall pay all related filing fees and registration or qualification fees;
      record each current day's trading activity and such other proper bookkeeping entries as are necessary for determining that day's net asset values for the Funds, including pricing daily the value of shares of each Fund;
      assisting the Funds and third-party solicitors (if any) in connection with soliciting and gathering shareholder proxies;
      preparing the Funds' U.S. Federal, state and local income tax returns, provided that the Funds shall pay all charges for services and expenses of the Funds' independent accountants in reviewing such returns;
      preparing the financial information for the Funds' prospectuses, statements of additional information and periodic reports to shareholders, provided that the Funds shall pay all charges for services and expenses of the Funds' independent registered public accounting firm;
      preparing each Fund's Form N-SAR, Form N-CSR, Form N-PX and Form N-Q, or such other forms as the Securities and Exchange Commission (the "SEC") from time to time may prescribe under the Investment Company Act of 1940, as amended (the "1940 Act");
      in coordination with the Funds' legal counsel preparing and filing with the SEC the Funds' registration statement (including prospectuses and statements of additional information), and any amendments or supplements that may be made from time to time, and preparing and filing with the SEC notices and proxy materials for meetings of shareholders, provided that the Funds shall pay all charges for services and expenses of the Funds' outside legal counsel;
      assisting in the printing of the Funds' prospectuses, periodic reports to shareholders and proxy materials;
      rendering statements or copies of records for the Funds from time to time as requested by the Trust (see Appendix B);
      facilitating audits of accounts by the Trust's independent registered public accounting firm or by any other auditors employed or engaged by the Trust or by any regulatory body with jurisdiction over the Trust;
      computing each Fund's net asset value per share and, as applicable, its public offering price, total returns and yields, and notifying the Trust and such other persons as the Trust may reasonably request of the net asset value per share, the public offering price and/or the total return yield; and
      providing executive, clerical and secretarial personnel competent to carry out the above responsibilities.

                  (2) WRSCO shall maintain and keep current the accounts, books, records, and other documents relating to the Funds' financial and portfolio transactions as may be required by rules and regulations of the SEC adopted under Section 31(a) of the 1940 Act.

                  (3) WRSCO shall cause the subject records of the Funds to be maintained and preserved pursuant to the requirements under the 1940 Act.

                  (4) In pricing daily the value of shares of the Funds, WRSCO may make arrangements with, and obtain the value of portfolio securities from, pricing services or quotation services that are compensated by the Funds directly or indirectly through the placement of portfolio transactions with broker-dealers who provide such valuation or quotation services to WRSCO.

                  (5) WRSCO shall maintain duplicate copies, or information from which copies may be reconstructed, of the records necessary to the preparation of the Funds' financial statements and valuations of its assets. Such duplicate copies or information shall be maintained at a location other than where WRSCO performs its normal duties hereunder so that in the event the records established and maintained pursuant to the foregoing provisions of this Section B are damaged or destroyed, WRSCO shall be able to provide the bookkeeping and accounting services and assistance specified in this Section B.

                  (6) In the event any of WRSCO's facilities or equipment necessary for the performance of its duties hereunder is damaged, destroyed or rendered inoperable by reason of fire, vandalism, riot, natural disaster or otherwise, WRSCO will use its best efforts to restore all services hereunder to the Funds and will not seek from the Funds additional compensation to repair or replace damaged or destroyed facilities or equipment. WRSCO shall also make and maintain arrangements for emergency use of alternative facilities for use in the event of the aforesaid destruction of or damage to its facilities.

         C.         Compensation of WRSCO.

                  For the services performed by WRSCO hereunder, each Fund agrees to pay to WRSCO the amount set forth in Appendix C.

         D.         Right of the Trust to Inspect and Ownership of Records.

         The Trust will have the right under this Agreement to perform on-site inspection of records and accounts, and audits directly pertaining to the Funds' accounting and portfolio records maintained by WRSCO hereunder at WRSCO's facilities. WRSCO will cooperate with the Trust's independent registered public accounting firm or representatives of appropriate regulatory agencies and furnish all reasonably requested records and data. WRSCO acknowledges that these records are the property of the Trust, and that it will surrender to the Trust all such records promptly on request.

         E.         Standard of Care; Indemnification.

                  WRSCO will at all times exercise due diligence and good faith in performing its duties hereunder. WRSCO will make every reasonable effort and take all reasonably available measures to assure the adequacy of its personnel, facilities and equipment as well as the accurate performance of all services to be performed by it hereunder within, at a minimum, the time requirements of any applicable statutes, rules or regulations and in conformity with the Trust's Trust Instrument, By-laws and representations made in the Trust's current registration statement as filed with the SEC.

                  WRSCO shall not be responsible for, and the Trust agrees to indemnify WRSCO for, any losses, damages or expenses (including reasonable counsel fees and expenses) (i) resulting from any claim, demand, action or suit not resulting from WRSCO's failure to exercise good faith or due diligence and arising out of or in connection with WRSCO's duties on behalf of the Funds hereunder; (ii) for any delay, error or omission by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties (except with respect to WRSCO's employees), fire, mechanical breakdown beyond its control, flood catastrophe, acts of God, insurrection, war, riots or failure beyond its control of transportation, communication or power supply; or (iii) for any action taken or omitted to be taken by WRSCO in good faith in reliance on the accuracy of any information provided to it by the Trust or its Trustees or in reliance on any advice of counsel who may be internally employed counsel or outside counsel for the Trust or advice of any independent accountant or expert employed by the Trust with respect to the preparation and filing of any document with a governmental agency or authority.

                  In order for the rights to indemnification to apply, it is understood that if in any case the Trust may be asked to indemnify or hold WRSCO harmless, the Trust shall be advised of all pertinent facts concerning the situation in question, and it is further understood that WRSCO will use reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Trust. The Trust shall have the option to defend WRSCO against any claim which may be the subject of this indemnification and, in the event that the Trust so elects, it will so notify WRSCO, and thereupon the Trust shall take over complete defense of the claim, and WRSCO shall sustain no further legal or other expenses in such situation for which WRSCO shall seek indemnification under this paragraph. WRSCO will in no case confess any claim or make any compromise in any case in which the Trust will be asked to indemnify WRSCO except with the Trust's prior written consent.

         F.         Term of the Agreement; Taking Effect; Amendments.

                  This Agreement shall become effective as to each Fund on the date hereof and shall continue, unless terminated as hereinafter provided, for a period of one (1) year and from year-to-year thereafter, provided that such continuance shall be specifically approved as provided below.

                  This Agreement shall go into effect, or may be continued, or may be amended, or a new agreement covering the same topics between the Trust and WRSCO may be entered into only as to a Fund if the terms of this Agreement, such continuance, the terms of such amendment or the terms of such new agreement have been approved by the Board of Trustees of the Trust, including the vote of a majority of the trustees who are not "interested persons," as defined in the 1940 Act, of either party to this Agreement, the agreement to be continued, amendment or new agreement, cast in person at a meeting called for the purpose of voting on such approval. Such a vote is hereinafter referred to as a "disinterested trustee vote."

                  Any disinterested trustee's vote shall, in favor of continuance, amendment or execution of a new agreement, include a determination that (i) the Agreement, amendment, new agreement or continuance in question is in the best interests of each affected Fund and its shareholders; (ii) the services to be performed under the Agreement, the Agreement as amended, new agreement or agreement to be continued, are services required for the operation of the Fund; (iii) WRSCO can provide services, the nature and quality of which are at least equal to those provided by others offering the same or similar services; and (iv) the fees for such services are fair and reasonable in the light of the usual and customary charges made by others for services of the same nature and quality.

                  Nothing herein contained shall prevent any disinterested trustee vote from being conditioned on the favorable vote of the holders of a majority of the outstanding voting securities (as defined in or under the 1940 Act) of a Fund.

         G.         Termination.

                  (1) This Agreement may be terminated as to a Fund by WRSCO at any time without penalty upon giving the Trust at least one hundred twenty (120) days' written notice (which notice may be waived by the Trust ) and may be terminated as to a Fund by the Trust at any time without penalty upon giving WRSCO at least sixty (60) days' written notice (which notice may be waived by WRSCO), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Board of Trustees of the Trust in office at the time or by the vote of the majority of the outstanding voting securities (as defined in or under the 1940 Act) of the Fund.

                  (2) On termination, WRSCO will deliver to the Trust or its designee all files, documents and records of the affected Fund used, kept or maintained by WRSCO in the performance of its services hereunder, including such of the Fund's records in machine readable form as may be maintained by WRSCO, as well as such summary and/or control data relating thereto used by or available to WRSCO.

                  (3) In addition, on such termination or in preparation therefore at the request of the Trust and at the Trust's expense, WRSCO shall provide, to the extent that its capabilities then permit, such documentation, personnel and equipment as may be reasonably necessary in order for a new agent or the Trust to fully assume and commence to perform the agency functions described in this Agreement with a minimum disruption to each affected Fund's activities.

                  (4) This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the 1940 Act and the rules and regulations thereunder of the SEC.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

IVY FUNDS VARIABLE INSURANCE PORTFOLIOS

	By:	/s/ Henry J. Herrmann
Henry J. Herrmann, President

ATTEST:

By:	/s/ Mara Herrington
Mara Herrington, Secretary

WADDELL & REED SERVICES COMPANY

	By:	/s/ Michael D. Strohm
Michael D. Strohm, President

ATTEST:

By:	/s/ Wendy J. Hills
Wendy J. Hills, Secretary

APPENDIX A

List of Funds

Ivy Funds VIP Asset Strategy
Ivy Funds VIP Balanced
Ivy Funds VIP Bond
Ivy Funds VIP Core Equity
Ivy Funds VIP Dividend Opportunities
Ivy Funds VIP Energy
Ivy Funds VIP Global Natural Resources
Ivy Funds VIP Growth
Ivy Funds VIP High Income
Ivy Funds VIP International Growth
Ivy Funds VIP International Value
Ivy Funds VIP Micro Cap Growth
Ivy Funds VIP Mid Cap Growth
Ivy Funds VIP Money Market
Ivy Funds VIP Mortgage Securities
Ivy Funds VIP Real Estate Securities
Ivy Funds VIP Science and Technology
Ivy Funds VIP Small Cap Growth
Ivy Funds VIP Small Cap Value
Ivy Funds VIP Value
Ivy Funds VIP Pathfinder Aggressive
Ivy Funds VIP Pathfinder Moderately Aggressive
Ivy Funds VIP Pathfinder Moderate
Ivy Funds VIP Pathfinder Moderately Conservative
Ivy Funds VIP Pathfinder Conservative

APPENDIX B

Standard Reports and Availability

The following reports will be provided to the Trust on a regular basis with availability as indicated:

A. Daily

1. Printed Trial Balance
2. Net Asset Value Worksheet
3. Cash Forecast
4. Yield Computation, if applicable

B. Weekly - Tax Lot Ledgers

C. Monthly

1. Tax Lot Ledgers as of month-end
2. Working Appraisal as on month-end
3. Purchase and Sale Journal for the month
4. Summary of Gains and Losses on Securities for the month
5. Dividend Ledger for the month (Receivable as of month-end and earned)
6. Interest Income Analysis for the month (receivable as of month-end and earned)
7. Trial Balance as of month-end
8. Net Asset Value Worksheet as of month-end
9. Open Trades (payable and receivable for unsettled securities transactions)

D. Annually

1. Purchase and Sale Journal for the year
2. Summary of Gains and Losses on Securities for the year
3. Broker Allocation Report for the year

APPENDIX C

Compensation Schedule

1.         Each Fund, other than a Pathfinder Fund

Each Fund, other than a Pathfinder Fund, agrees to pay to WRSCO for its services under the Agreement an amount payable on the first day of the month as shown on the following table pertinent to the average daily net assets of the Fund during the prior month:

Fund's Average Daily Net Assets for the Month				Monthly Fee

$0	-	$10	million	$0
$10	-	$25	million	$958
$25	-	$50	million	$1,925
$50	-	$100	million	$2,958
$100	-	$200	million	$4,033
$200	-	$350	million	$5,267
$350	-	$550	million	$6,875
$550	-	$750	million	$8,025
$750	-	$1.0	billion	$10,133
$1.0 billion and over				$12,375

In addition, for each class of shares in excess of one, each Fund shall pay to WRSCO a monthly per-class fee equal to 2.5% of the monthly base fee.

Each Fund shall also pay a monthly fee to WRSCO at the annual rate of 0.01% or one basis point for the first $1 billion of net assets with no fee charged for net assets in excess of $1 billion. This fee may be voluntarily waived until Fund assets are at least $10 million.

2.         Ivy Funds VIP Pathfinder Aggressive, Ivy Funds VIP Pathfinder Moderately Aggressive, Ivy Funds VIP Pathfinder Moderate, Ivy Funds VIP Pathfinder Moderately Conservative and Ivy Funds VIP Pathfinder Conservative

Each Pathfinder Fund agrees to pay to WRSCO for its services under the Agreement an amount payable on the first day of the month as shown on the following table pertinent to the average daily net assets of the Fund during the prior month:

Fund's Average Daily Net Assets for the Month				Monthly Fee

$0	-	$10	million	$0
$10	-	$25	million	$479.00
$25	-	$50	million	$962.50
$50	-	$100	million	$1,479.00
$100	-	$200	million	$2,016.50
$200	-	$350	million	$2,633.50
$350	-	$550	million	$3,437.50
$550	-	$750	million	$4,012.50
$750	-	$1.0	billion	$5,066.50
$1.0 billion and over				$6,187.50

In addition, for each class of shares in excess of one, each Pathfinders Fund shall pay to WRSCO a monthly per-class fee equal to 1.25% of the monthly base fee.

Each Pathfinder Fund shall also pay a monthly fee to WRSCO at the annual rate of 0.01% or one basis point for the first $1 billion of net assets with no fee charged for net assets in excess of $1 billion. This fee may be voluntarily waived until Fund assets are at least $10 million.